Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS FISCAL 2008 SECOND QUARTER FINANCIAL RESULTS

Philadelphia, PA — February 8, 2008 — Lannett Company, Inc. (AMEX: LCI) today reported its financial results for the fiscal 2008 second quarter and six months ended December 31, 2007.

For the second quarter of fiscal 2008, net sales were $17.5 million compared with $22.9 million for the same period of the prior year.  Net loss was $658,000, or $0.03 per share, versus net income of $955,000, or $0.04 per basic and diluted share, for the second quarter of fiscal 2007.

For the first six months of fiscal 2008, net sales were $35.1 million compared with $44.9 million for the same period of the prior year.  Net loss was $785,000, or $0.03 per share, versus net income of $2.3 million, or $0.09 per basic and diluted share, for the first half of fiscal 2007.

“We continue to make progress on integrating our acquired raw material and oral solutions supplier and expect this unit to begin generating positive cash flow in early fiscal 2009,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Costs associated with operating this unit, combined with certain non-recurring expenses and professional fees, offset what would have otherwise been a profitable quarter.”

For the second quarter of fiscal 2008, gross profit was $4.9 million, or 28% of net sales, compared with $5.5 million, or 24% of net sales, for the same period in the prior year.  Research and development expenses decreased to $946,000 from $1.5 million in the comparable prior year period.  SG&A expenses increased to $4.3 million, compared with $2.0 million, in the same period last year.  Amortization expense was $446,000 for the second quarter in both fiscal 2008 and 2007.

For the first six months of fiscal 2008, gross profit was $10.7 million, or 30% of net sales, compared with $14.2 million, or 32% of net sales, for the same period in the prior year.  Research and development expenses decreased to $2.2 million from $3.3 million in the comparable prior year period.  SG&A expenses increased to $8.5 million, compared with $6.4 million, in the same period last year.  Amortization expense was $892,000 for the first six months of both fiscal 2008 and 2007.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	(UNAUDITED)
	December 31,	June 30,
	2007	2007
Assets:
Current Assets:
Cash	$1,985,769	$5,192,341
Trade accounts receivable, net	22,226,732	19,473,978
Inventories	11,994,176	14,518,484
Interest receivable	57,835	36,260
Prepaid taxes	3,193,685	3,193,685
Deferred tax assets	1,676,172	1,258,930
Other current assets	825,481	611,512
Total current assets	41,959,850	44,285,190

Property, plant, and equipment, net	26,291,230	27,443,161

Investment securities - available-for-sale	2,346,599	3,320,632
Deferred tax assets	16,919,138	17,150,174
Intangible asset, net	11,254,168	12,046,502
Construction in progress	700,278	176,003
Other assets	213,411	234,438
Total Assets	$99,684,674	$104,656,100

Liabilities and Shareholders’ Equity:
Current liabilities	$17,783,313	$22,250,243
Long-term debt, less current portion	8,693,276	8,987,846
Deferred tax liabilities	3,207,989	3,202,835
Other long term liabilities	26,237	32,001
Shareholders’ equity	69,973,859	70,183,175
Total Liabilities and Shareholders’ Equity	$99,684,674	$104,656,100

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	(UNAUDITED)		(UNAUDITED)
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net sales	$17,534,942	$22,916,347	$35,074,972	$44,884,171
Cost of sales (excluding amortization of intangible asset)	12,619,384	17,402,285	24,411,920	30,642,680
Gross profit	4,915,558	5,514,062	10,663,052	14,241,491

Research and development expenses	946,282	1,538,108	2,198,430	3,316,534
Selling, general and administrative expenses	4,296,993	1,981,664	8,472,273	6,353,241
Amortization of intangible asset	446,166	446,166	892,332	892,332

Operating (loss) income	(773,883)	1,548,124	(899,983)	3,679,384

Other (expense) income	(43,647)	43,828	(90,393)	78,412

(Loss) income before taxes	(817,530)	1,591,952	(990,376)	3,757,796

Income tax (benefit) expense	(159,983)	636,781	(205,668)	1,504,598

Net (loss) income	$(657,547)	$955,171	$(784,708)	$2,253,198

(Loss) earnings per share:
Basic	$(0.03)	$0.04	$(0.03)	$0.09
Diluted	$(0.03)	$0.04	$(0.03)	$0.09

Shares used to calculate (loss) earnings per share:
Basic	24,183,044	24,154,553	24,179,344	24,151,237
Diluted	24,183,044	24,222,515	24,179,344	24,197,946